Exhibit 99.1

Echo Therapeutics Announces Second Quarter 2011 Financial Results

Company remains focused on product advancement

PHILADELPHIA, Aug. 12, 2011 /PRNewswire/ -- Echo Therapeutics, Inc. (Nasdaq: ECTE), a company developing its needle-free Symphony™ tCGM System as a non-invasive, wireless, transdermal continuous glucose monitoring (tCGM) system and its Prelude™ SkinPrep System for transdermal drug delivery, today announced results for the period ended June 30, 2011.  Echo’s Quarterly Report on Form 10-Q is available through Echo’s website at www.echotx.com.

Recent Corporate Highlights:

•
In May 2011, Christopher P. Schnittker, CPA, joined Echo Therapeutics as its Chief Financial Officer.  Mr. Schnittker is a senior executive with more than twenty years of financial management, reporting and corporate governance experience in the biotechnology and pharmaceutical industries.

•
In May 2011, Echo’s corporate headquarters relocated from Franklin, MA to Philadelphia, PA in response to Echo's growing and evolving business.  Echo continues to expand its Franklin office as the operations hub for its engineering and product development personnel.

•
Echo and its products have been featured in the press several times.  Echo Therapeutics’ needle-free Symphony tCGM System was featured in a story in the Philadelphia Inquirer on May 9, 2011 entitled “Former Surgeon Developing Needle-Free Technology.”  A podcast of MassDevice’s interview with Echo's CEO, Dr. Patrick Mooney, was posted on May 31, 2011.  On June 8, 2011, Dr. Stanley Nasraway, Director of the Surgical Intensive Care Units at Tufts Medical Center and ICU glycemic control thought leader discussed Echo’s Symphony tCGM System in his BioMedReports article, "Tight Glycemic Control: What do we really know, and what should we expect?"
•	Echo’s common stock began trading on The NASDAQ Capital Market on June 29, 2011. Echo continues to trade under the ticker symbol "ECTE."
•	Equity research coverage of Echo was initiated by Morgan Joseph TriArtisan, JMP Securities, Feltl and Company, Chardan Capital Markets, and Noble Financial Capital Markets.

“Our progress during the first half of 2011 is exemplified by the continued advancement of our Symphony tCGM System, the appointment of Chris Schnittker as Chief Financial Officer, and the move to Nasdaq,” commented Patrick T. Mooney, M.D., Chairman and Chief Executive Officer of Echo Therapeutics. “As we head into the second half of the year, our focus is to drive Symphony through clinical trials and, ultimately, to the market.  With several important milestones still ahead, we look forward to continued progress and increased shareholder value.”

Second Quarter 2011 Financial Results

For the six months ended June 30, 2011, Echo reported approximately $243,000 in licensing revenue compared to $182,000 revenue in the first half of 2010. The company increased operating expenses by 5% to $3.8 million compared to $3.6 million during the first half of 2010. This increase included an 11% increase in research and development and almost no change in selling, general and administrative expenses. The net loss and net loss per common share for the first half of 2011 was approximately $6.5 million, or ($0.26) per share, compared to a net loss of $2.4 million, or ($0.09) per share, in the prior year.  The company completed the quarter with cash of approximately $3.2 million.
About Echo Therapeutics

Echo Therapeutics is developing the Symphony tCGM System as a non-invasive, wireless, transdermal continuous glucose monitoring system for patients with diabetes and for use in hospital critical care units.  Echo is also developing its needle-free Prelude SkinPrep System as a platform technology for enhanced skin permeation for delivery of topical pharmaceuticals.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's and its partners’ ongoing studies, including the safety and efficacy of Echo's Symphony tCGM and Prelude SkinPrep Systems, the failure of future development and preliminary marketing efforts related to Echo's Symphony tCGM and Prelude SkinPrep Systems, Echo’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners’ ability to develop, market and sell diagnostic and transdermal drug delivery products based on its skin permeation platform technologies, including the Symphony tCGM and Prelude SkinPrep Systems, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony tCGM and Prelude SkinPrep Systems. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its annual report on Form 10-K for the year ended December 31, 2010, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine Olimpio
Director, Corporate Communications
(215)717-4100

Connect With Us:
- Visit our website at www.echotx.com
- Follow us on Twitter at www.twitter.com/echotx
- Join us on Facebook at www.facebook.com/echotx

Echo Therapeutics, Inc. Condensed Consolidated Balance Sheets
	June 30, 2011	December 31, 2010
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$3,199,661	$1,342,044
Restricted cash	393,750	-
Other current assets	315,872	621,693
Total current assets	3,909,283	1,963,737
Net property and equipment (including assets under capitalized leases)	280,230	48,034
Other Assets:
Intangible assets, net of accumulated amortization	9,625,000	9,625,000
Restricted cash, deposits and other assets	20,565	275,499
Total other assets	9,645,565	9,900,499
Total assets	$13,835,078	$11,912,270

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$430,289	$605,634
Deferred revenue	244,724	405,454
Derivative warrant liability	2,526,177	1,544,996
Accrued expenses and other liabilities	670,063	565,546
Total current liabilities	3,871,253	3,121,630
Deferred revenue, notes payable and capital lease obligation, net of current portion	5,061	88,356
Total liabilities	3,876,314	3,209,986
Commitments
Stockholders' Equity:
Perpetual redeemable preferred stock, Series B	2	2
Convertible preferred stock, Series C & D	35,109	49
Common stock	339,798	311,264
Additional paid-in capital	87,661,226	79,646,385
Common stock subscribed for but not paid for or issued	-	285,000
Accumulated deficit	(78,077,371)	(71,540,416)
Total stockholders' equity	9,958,764	8,702,284
Total liabilities and stockholders' equity	$13,835,078	$11,912,270

Condensed Consolidated Statements of Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Licensing revenue	$121,455	$167,599	$242,910	$181,571
Other revenue	37,065	96,520	145,152	96,520
Total revenues	158,520	264,119	388,062	278,091

Operating Expenses:
Research and development	996,149	564,616	1,862,099	1,678,101
Selling, general and administrative	978,150	610,875	1,900,265	1,888,498
Total operating expenses	1,974,299	1,175,491	3,762,364	3,566,599
Loss from operations	(1,815,779)	(911,372)	(3,374,302)	(3,288,508)

Other Income (Expense):
Interest income (expense), net	606	(137)	(10,065)	(535)
Gain (loss) on extinguishment of debt/payables	-	-	(1,514)	200,000
Gain (loss) on disposals of assets	(2,531)	-	834	-
Derivative warrant liability gain (loss)	(122,011)	375,948	(3,151,908)	671,936
Other income (expense), net	(123,936)	375,811	(3,162,653)	871,401
Net loss	(1,939,715)	(535,561)	(6,536,955)	(2,417,107)
Accretion of dividends on Convertible Perpetual Redeemable Preferred Stock	(47,558)	(28,815)	(93,242)	(56,674)
Deemed dividend on beneficial conversion feature of Series D Convertible Preferred Stock	-	-	(1,975,211)	-
Net loss applicable to common shareholders	$(1,987,273)	$(564,376)	$(8,605,408)	$(2,473,781)
Net loss per common share, basic and diluted	$(0.06)	$(0.02)	$(0.26)	$(0.09)
Basic and diluted weighted average common shares outstanding	33,911,459	29,071,377	33,277,823	28,659,312